                                                                EXHIBIT 4 (J)(9)

================================================================================


                                GOLD KIST INC.


                   NOTE PURCHASE AND PRIVATE SHELF AGREEMENT



                                 $125,000,000

                            PRIVATE SHELF FACILITY

                            with an initial draw of

                                  $30,000,000

               7.60% SERIES A SENIOR NOTES DUE FEBRUARY 11, 2012



                         Dated as of February 11, 1997

================================================================================

                               TABLE OF CONTENTS

                                                                       PAGE
1.   AUTHORIZATION OF ISSUE OF NOTES..................................    1
     1A.  Authorization of Issue of Series A Notes....................    1
     1B.  Authorization of Issue of Shelf Notes.......................    1

2.   PURCHASE AND SALE OF NOTES.......................................    2
     2A.  Purchase and Sale of Series A Notes.........................    2
     2B.  Purchase and Sale of Shelf Notes............................    3

3.   CONDITIONS OF CLOSING............................................    8
     3A.  Certain Documents...........................................    8
     3B.  Opinion of Purchaser's Special Counsel......................    9
     3C.  Representations and Warranties; No Default..................   10
     3D.  Purchase Permitted by Applicable Laws.......................   10
     3E.  Payment of Fees.............................................   10

4.   PREPAYMENTS......................................................   10
     4A.  Required Prepayments of Series A Notes......................   10
     4B.  Required Prepayments of Shelf Notes.........................   11
     4C.  Optional Prepayment With Yield-Maintenance Amount...........   11
     4D.  Notice of Optional Prepayment...............................   11
     4E.  Application of Prepayments..................................   11
     4F.  Retirement of Notes.........................................   12

5.   AFFIRMATIVE COVENANTS............................................   12
     5A.  Reporting Requirements......................................   12
     5B.  Inspection of Property......................................   16
     5C.  Covenant to Secure Notes Equally............................   16
     5D.  Guaranteed Obligations......................................   16

6.   NEGATIVE COVENANTS...............................................   18
     6A.  Financial Covenants.........................................   18
     6B.  Limitation on Restricted Payments...........................   19
     6C.  Liens.......................................................   19
     6D.  Restrictions on Loans, Advances, Investments and
          Contingent Liabilities......................................   20
     6E.  Sale of Stock and Debt of Subsidiaries......................   22
     6F.  Merger and Sale of Assets...................................   23

                                                                       PAGE
     6G.  Sale and Lease-Back.........................................   24
     6H.  Sale or Discount of Receivables.............................   24
     6I.  Commodity Contracts.........................................   24
     6J.  Issuance of Stock by Restricted Subsidiaries................   24

7.   EVENTS OF DEFAULT................................................   25
     7A.  Acceleration................................................   25
     7B.  Rescission of Acceleration..................................   28
     7C.  Notice of Acceleration or Rescission........................   28
     7D.  Other Remedies..............................................   29

8.   REPRESENTATIONS, COVENANTS AND WARRANTIES........................   29
     8A.  Organization and Qualification..............................   29
     8B.  Financial Statements........................................   29
     8C.  Actions Pending.............................................   30
     8D.  Outstanding Debt............................................   30
     8E.  Title to Properties.........................................   30
     8F.  Taxes.......................................................   30
     8G.  Conflicting Agreements or Other Matters.....................   31
     8H.  Offering of Notes...........................................   31
     8I.  Use of Proceeds/Regulation G, Etc...........................   31
     8J.  ERISA.......................................................   32
     8K.  Foreign Assets Control Regulations..........................   32
     8L.  Governmental Consent........................................   32
     8M.  Possession of Franchises, Licenses, Etc.....................   33
     8N.  Pollution and Other Regulations.............................   33
     8O.  Disclosure..................................................   33
     8P.  Hostile Tender Offers.......................................   33

9.   REPRESENTATIONS OF THE PURCHASERS................................   34
     9A.  Nature of Purchase..........................................   34
     9B.  Source of Funds.............................................   34

10.  DEFINITIONS; ACCOUNTING..........................................   35
     10A. Yield-Maintenance Terms.....................................   36
     10B. Other Terms.................................................   37
     10C. Accounting Principles, Terms and Determinations.............   52

11.  MISCELLANEOUS....................................................   52
     11A. Note Payments...............................................   52

                                                                       PAGE
     11B. Expenses....................................................   53
     11C. Consent to Amendments.......................................   53
     11D. Form, Registration, Transfer and Exchange of Notes;
          Lost Notes..................................................   54
     11E. Persons Deemed Owners; Participations.......................   55
     11F. Survival of Representations and Warranties; Entire
          Agreement...................................................   55
     11G. Successors and Assigns......................................   56
     11H. Independence of Covenants...................................   56
     11I. Notices.....................................................   56
     11J. Payments Due on Non-Business Days...........................   57
     11K. Severability................................................   57
     11L. Descriptive Headings........................................   57
     11M. Satisfaction Requirement....................................   57
     11N. Governing Law...............................................   57
     11O. Severalty of Obligations....................................   58
     11P. Counterparts................................................   58
     11Q. Binding Agreement...........................................   58
     11R. Amendment of Other Agreements...............................   59

Purchaser Schedule
Information Schedule

Schedule 6C      Liens
Schedule 6D      Permitted Investments
Schedule 8G      Debt Restrictions
Schedule 10B-1   Subordinated Debt
Schedule 10B-2   Subsidiaries

Exhibit A-1      Form of Series A Note
Exhibit A-2      Form of Shelf Note
Exhibit B        Form of Request for Purchase
Exhibit C        Form of Confirmation of Acceptance
Exhibit D-1      Form of Opinion for Series A Note
Exhibit D-2      Form of Opinion for Shelf Note

                                 GOLD KIST INC.
                          244 Perimeter Center Parkway
                             Atlanta, Georgia 30346


                                                         As of February 11, 1997


The Prudential Insurance Company
  of America ("PRUDENTIAL")
Each Prudential Affiliate (as hereinafter defined) which becomes bound by certain provisions of this Agreement as hereinafter provided (together with Prudential, the "PURCHASERS")

c/o Prudential Capital Group
One Gateway Center
Newark, New Jersey 07102


Ladies and Gentlemen:

     The undersigned, GOLD KIST INC. (herein called the "COMPANY"), hereby agrees with you as follows:

      1.  AUTHORIZATION OF ISSUE OF NOTES.

      1A. AUTHORIZATION OF ISSUE OF SERIES A NOTES. The Company will authorize the issue of its senior promissory notes (the "SERIES A NOTES") in the aggregate principal amount of $30,000,000, to be dated the date of issue thereof, to mature February 11, 2012, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 7.60% per annum and on overdue principal, Yield-Maintenance Amount and interest at the rate specified therein, and to be substantially in the form of Exhibit A-1 attached hereto. The terms "SERIES A NOTE" and "SERIES A NOTES" as used herein shall include each Series A Note delivered pursuant to any provision of this Agreement and each Series A Note delivered in substitution or exchange for any such Series A Note pursuant to any such provision.

      1B. AUTHORIZATION OF ISSUE OF SHELF NOTES. The Company will authorize the issue of its additional senior promissory notes (the "SHELF NOTES") in the aggregate principal amount of $95,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 15 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 10 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2B(5), and to be substantially in the form of Exhibit A-2 attached hereto. The terms "SHELF NOTE" and "SHELF NOTES" as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. The terms "NOTE" and "NOTES" as used herein shall include each Series A Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note's ultimate predecessor Note was issued), are herein called a "SERIES" of Notes.

      2.      PURCHASE AND SALE OF NOTES.

      2A.     PURCHASE AND SALE OF SERIES A NOTES.  The Company hereby agrees to sell to Prudential and, subject to the terms and conditions herein set forth, Prudential agrees to purchase from the Company $30,000,000 aggregate principal amount of Series A Notes at 100% of such aggregate principal amount. On February 11, 1997 or any other date prior to February 11, 1997 upon which the Company and Prudential may agree (herein called the "SERIES A CLOSING DAY"), the Company will deliver to Prudential at the offices of King & Spalding, 120 West 45th Street, New York, New York, one or more Series A Notes registered in its name, evidencing the aggregate principal amount of Series A Notes to be purchased by Prudential and in the denomination or denominations specified with respect to Prudential in the Purchaser Schedule attached hereto, against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company's account #12685864 at Wachovia Bank of Georgia, ABA Routing Number 061000010.

      2B.     PURCHASE AND SALE OF SHELF NOTES.

      2B(1). FACILITY. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential and Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement.

The willingness of Prudential to consider such purchase of Shelf Notes is herein called the "FACILITY". At any time, the aggregate principal amount of Shelf Notes stated in paragraph 1B, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the "AVAILABLE FACILITY AMOUNT" at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

      2B(2). ISSUANCE PERIOD. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of:

              (i) the second anniversary of the date of this Agreement (or if any such anniversary is not a Business Day, the Business Day next preceding such anniversary); and

              (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day);

              (iii) the last Closing Day after which there is no Available Facility Amount;

              (iv)   the termination of the Facility under paragraph 7A; and

              (v) the acceleration of any Note under paragraph 7A of this Agreement.

The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the "ISSUANCE PERIOD".

      2B(3). REQUEST FOR PURCHASE. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a "REQUEST FOR PURCHASE"). Each Request for Purchase shall be made to Prudential by telecopier or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made,
(ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly or semi-annual in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, (vii) specify the Designated Spread for such Shelf Notes and (viii) be substantially in the form of Exhibit B attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

      2B(4). RATE QUOTES. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2B(3), Prudential may, but shall be under no obligation to, provide to the Company by telephone or telecopier, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which Prudential or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

      2B(5). ACCEPTANCE. Within 30 minutes after Prudential shall have provided any interest rate quotes pursuant to paragraph 2B(4) or such shorter period as Prudential may specify to the Company (such period herein called the "ACCEPTANCE WINDOW"), the Company may, subject to paragraph 2B(6), elect to accept such interest rate quotes as to not less than $5,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telecopier within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an "ACCEPTED NOTE") as to which such acceptance (herein called a "ACCEPTANCE") relates. The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the "ACCEPTANCE DAY" for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2B(6) and the other terms and conditions hereof, the Company agrees to sell to Prudential or a Prudential Affiliate, and Prudential agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit C attached hereto (herein called a "CONFIRMATION OF ACCEPTANCE"). If the Company should fail to execute and return to Prudential within three Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

      2B(6). MARKET DISRUPTION. Notwithstanding the provisions of paragraph 2B(5), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(4) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(5) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.

      2B(7). FACILITY CLOSINGS. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of the Prudential Capital Group, One Gateway Center, Newark, New Jersey 07102, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser's name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company's account specified in the Request for Purchase of such Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(7), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the "RESCHEDULED CLOSING DAY") and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2B(8)(iii) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may elect to reschedule a closing with respect to any given Accepted Notes on not more than one occasion, unless Prudential shall have otherwise consented in writing.

     2B(8).     FEES.

     2B(8)(i)   FACILITY FEE. At the time of the execution and delivery of this
Agreement by the Company and Prudential, the Company will pay to Prudential in immediately available funds a fee (herein called the "FACILITY FEE") in the amount of $75,000.

     2B(8)(ii) ISSUANCE FEE. The Company will pay to Prudential in immediately available funds a fee (herein called the "ISSUANCE FEE") on each Closing Day occurring on or after May 11, 1997 (other than the Series A Closing Day) in an amount equal to 0.125% of the aggregate principal amount of Notes sold on such Closing Day.

     2B(8)(iii) DELAYED DELIVERY FEE. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to Prudential (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the "DELAYED DELIVERY FEE") calculated as follows:

                           (BEY - MMY) X DTS/360 X PA

where "BEY" means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note, "MMY" means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed); "DTS" means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and "PA" means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(7).

     2B(8)(iv) CANCELLATION FEE. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2B(5) or the penultimate sentence of paragraph 2B(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the "CANCELLATION DATE"), the Company will pay the Purchasers in immediately available funds an amount (the "CANCELLATION FEE") calculated as follows:

                                    PI X PA

where "PI" means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge

Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and "PA" has the meaning ascribed to it in paragraph 2B(8)(iii). The foregoing bid and ask prices shall be as reported by Telerate Systems, Inc. (or, if such data for any reason ceases to be available through Telerate Systems, Inc., any publicly available source of similar market data). Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

      3. CONDITIONS OF CLOSING. The obligation of any Purchaser to purchase and pay for any Notes is subject to the satisfaction, on or before the Closing Day for such Notes, of the following conditions:

      3A. CERTAIN DOCUMENTS. Such Purchaser shall have received the following, each dated the date of the applicable Closing Day:

          (i)   The Note(s) to be purchased by such Purchaser.

          (ii) Certified copies of the resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the issuance of the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

          (iii) A certificate of the Secretary or an Assistant Secretary and one other officer of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

          (iv) Certified copies of the Certificate of Incorporation and By-laws of the Company.

          (v) A favorable opinion of Jack L. Lawing, Vice President, Law of the Company and Alston & Bird, special counsel to the Company (or such other counsel designated by the Company and acceptable to the Purchaser(s)) satisfactory to such Purchaser which when taken together address the matters set forth in Exhibit D-1 (in the case of the Series A Notes) or Exhibit D-2 (in the case of any Shelf Notes) attached hereto and as to such other matters as such Purchaser may reasonably request. The Company hereby directs each such counsel to deliver such opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion.

          (vi) A good standing certificate for the Company from the Secretary of State of Georgia dated of a recent date and good standing or other certificates of qualification to do business as a foreign corporation for the States of Alabama, Arkansas, Florida, Georgia, Indiana, Kentucky, Louisiana, Mississippi, New Hampshire, North Carolina, North Dakota, Ohio, Oklahoma, South Carolina, Tennessee, Texas and Virginia.

          (vii) Additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

      3B. OPINION OF PURCHASER'S SPECIAL COUNSEL. Such Purchaser shall have received from King & Spalding or such other counsel who is acting as special counsel for it in connection with this transaction, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.

      3C. REPRESENTATIONS AND WARRANTIES; NO DEFAULT. The representations and warranties contained in paragraph 8 shall be true on and as of such Closing Day, except to the extent of changes caused by the transactions herein contemplated; there shall exist on such Closing Day no Event of Default or Default; and the Company shall have delivered to such Purchaser an Officer's Certificate, dated such Closing Day, to both such effects.

      3D. PURCHASE PERMITTED BY APPLICABLE LAWS. The purchase of and payment for the Notes to be purchased by such Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation G, T or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.

      3E. PAYMENT OF FEES. The Company shall have paid to Prudential any fees due it pursuant to or in connection with this Agreement, including any Facility Fee due pursuant to paragraph 2B(8)(i), any Issuance Fee due pursuant to paragraph 2B(8)(ii) and any Delayed Delivery Fee due pursuant to paragraph 2B(8)(iii).

      4. PREPAYMENTS. The Series A Notes and any Shelf Notes shall be subject to required prepayment as and to the extent provided in paragraphs 4A and 4B, respectively. The Series A Notes and any Shelf Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4C. Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A or 4B.

      4A. REQUIRED PREPAYMENTS OF SERIES A NOTES. Until the Series A Notes shall be paid in full, the Company shall apply to the prepayment of the Series A Notes, without Yield-Maintenance Amount, the sum of $2,727,272.73 commencing on February 11, 2002 and each February 11 thereafter to and including February 11, 2012, and such principal amounts of the Series A Notes, together with interest thereon to the payment dates, shall become due on such payment dates. The remaining unpaid principal amount of the Series A Notes, together with interest accrued thereon, shall become due on the maturity date of the Series A Notes.

      4B. REQUIRED PREPAYMENTS OF SHELF NOTES. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

      4C. OPTIONAL PREPAYMENT WITH YIELD-MAINTENANCE AMOUNT. The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $100,000 and in a minimum amount of $1,000,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of a Series of the Notes pursuant to this paragraph 4C(1) shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.

      4D. NOTICE OF OPTIONAL PREPAYMENT. The Company shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4C irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of the Notes of such Series held by such holder to be prepaid on that date and that such prepayment is to be made pursuant to paragraph 4C. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance

Amount, if any, herein provided, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4C, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient for such notices in the Purchaser Schedule attached hereto or the applicable Confirmation of Acceptance or by notice in writing to the Company.

      4E.    APPLICATION OF PREPAYMENTS. In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of any Series pursuant to paragraphs 4A, 4B or 4C, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series (including, for the purpose of this paragraph 4E only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A, 4B or 4C) according to the respective unpaid principal amounts thereof.

      4F.    RETIREMENT OF NOTES. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A, 4B or 4C or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4E.

      5. AFFIRMATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note is outstanding and unpaid, the Company covenants as follows:

      5A.    REPORTING REQUIREMENTS.

      5A(1). GENERAL INFORMATION. The Company covenants that it will deliver to each Significant Holder in triplicate:

             (i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the fourth quarterly period) in each fiscal year,

                   (1) Consolidating and Consolidated statements of income,
             stockholders' equity and cash flows for the period from the beginning of the current fiscal year to the end of such quarterly period, and

                   (2) a Consolidating and Consolidated balance sheet as at the end of such quarterly period,

      setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in form to the Required Holder(s) and certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the financial condition of the Company and its Consolidated Subsidiaries as of the end of such period and the results of their operations for the period then ended in accordance with generally accepted accounting principles, subject to changes resulting from normal year-end adjustments and the inclusion of abbreviated footnotes; provided, however, that delivery pursuant to clause (iii) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i) with respect to the Consolidated Statements ;

             (ii) as soon as practicable and in any event within 90 days after the end of each fiscal year,

                   (1) Consolidating and Consolidated statements of income,
             stockholders' equity and cash flows for such year, and

                   (2) a Consolidating and Consolidated balance sheet as at the end of such year,

      setting forth in each case in comparative form corresponding Consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in scope to the Required Holder(s) and reported on by independent public accountants of recognized standing selected by the Company whose report shall be without limitation as to the scope of the audit and reasonably satisfactory in substance to the Required Holder(s); provided, however, that delivery pursuant to clause (iii) below of copies of the Annual

      Report on Form 10-K of the Company for such year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii) with respect to the Consolidated statements;

             (iii) if the Company or any of its Restricted Subsidiaries shall become a public company, promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports (other than any registration statement filed on Form S-8) which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

             (iv) promptly upon receipt thereof, a copy of each other report (including, without limitation, management letters) submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;

             (v) promptly upon receipt thereof, a copy of each report, survey, study, evaluation or assessment or, promptly upon request therefor, any other document prepared by any consultant, engineer, environmental authority or other Person (other than work product of the Company's legal counsel) relating to compliance by the Company or any Subsidiary with any Environmental Laws, if the cost of remediation, repair or compliance may be reasonably expected to exceed $1,000,000 in any one case or in the aggregate;

             (vi) with reasonable promptness, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this clause (vii), the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act; and

             (vii) with reasonable promptness, such other financial data as a Significant Holder may reasonably request;

      5A(2).   QUARTERLY OFFICER'S CERTIFICATES.  Together with each delivery of financial statements required by clauses 5A(i) and (ii) above, the Company will deliver to each Significant Holder an Officer's Certificate demonstrating (with computations in reasonable detail) compliance with the provisions of paragraphs 6A, 6B, 6C, 6D, 6E and 6G and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto;

      5A(3).   ANNUAL ACCOUNTANT'S LETTER. Together with each delivery of financial statements required by clause 5A(ii) above, the Company will deliver to each Significant Holder a certificate of the independent public accountants giving the report on such financial statements stating that, in making the audit necessary for their report, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. The accountants, however, shall not be liable to anyone as a result of this provision by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards;

      5A(4).   SPECIAL INFORMATION.  The Company also covenants that as soon as practicable but in no event later than five Business Days after any Responsible Officer obtains knowledge of:

               (a) an Event of Default or Default;

               (b) a material adverse change in the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole;

               (c) legal proceedings filed against the Company and/or any Subsidiary, which reasonably could be expected to have a Material Adverse Effect, or which in any manner draws into question the validity of or reasonably could be expected to impair the ability of the Company to perform its obligations under this Agreement or the Notes;

               (d) the occurrence of any other event that reasonably could be expected to impair the ability of the Company to meet its obligations hereunder;

               (e) any (i) Environmental Liabilities, (ii) pending, threatened or anticipated Environmental Proceedings, (iii) Environmental Notices,

      (iv) Environmental Judgments and Orders, or (v) Environmental Releases at, on, in, under or in any way affecting the Properties which reasonably could be expected to have a Material Adverse Effect; or

               (f) with respect to any Plan that is subject to the funding requirements of Section 302 of ERISA or Section 412 of the Code, the Company (i) has given or is required to give notice to the Pension Benefit Guaranty Corporation that a material reportable event has occurred with respect to such Plan, (ii) has delivered notice to the Pension Benefit Guaranty Corporation of any intent to withdraw from or terminate any such Plan, or (iii) has failed to make timely a contribution to any such Plan;

the Company will deliver to each Significant Holder an Officer's Certificate specifying the nature and period of existence thereof and what action the Company or the Subsidiary has taken, is taking or proposes to take with respect thereto.

      5B.      INSPECTION OF PROPERTY. The Company covenants that it will permit any Person designated by any Significant Holder in writing, at such Significant Holder's expense, to:

               (i) visit and inspect any of the properties of the Company and its Subsidiaries,

               (ii) examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom;

               (iii) discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and its independent public accountants,

all at such reasonable times and as often as such Significant Holder may reasonably request.

      5C.      COVENANT TO SECURE NOTES EQUALLY. The Company covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6C (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

     5D. GUARANTEED OBLIGATIONS. The Company covenants that if any Person (other than the Company) guarantees or provides collateral in any manner for any Debt of the Company or any Subsidiary, it will simultaneously cause such Person to guarantee or provide collateral for the Notes equally and ratably with all Debt guaranteed or secured by such Person pursuant to documentation in form and substance reasonably satisfactory to such holder.

     5E. MAINTENANCE OF INSURANCE. The Company covenants that it and each Subsidiary will maintain, with responsible insurers, insurance with respect to its properties and business against such casualties and contingencies (including, but not limited to, public liability, larceny, embezzlement or other criminal misappropriation) and in such amounts as is customary in the case of similarly situated corporations engaged in the same or similar businesses.

     5F. MAINTENANCE OF CORPORATE EXISTENCE/COMPLIANCE WITH LAW/PRESERVATION OF PROPERTY. The Company covenants that, except as permitted under paragraph 6F, it and each Subsidiary will do or cause to be done all things necessary to:

          (i) preserve, renew and keep in full force and effect the corporate existence of the Company and its Subsidiaries (other than those Subsidiaries not material to the financial condition, business or operations of the Company and its Subsidiaries taken as a whole);

          (ii) comply with all laws and regulations (including, without limitation, laws and regulations relating to equal employment opportunity and employee safety) applicable to it and any Subsidiary except where the failure to comply could not reasonably be expected to have a Material Adverse Effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole;

          (iii) maintain, preserve and protect all material intellectual property of the Company and its Subsidiaries; and

          (iv) preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition excluding normal wear and tear.

     5G. COMPLIANCE WITH ENVIRONMENTAL LAWS. The Company covenants that it and each Subsidiary will, comply in a timely fashion with, or operate pursuant to valid waivers of the provisions of, all applicable Environmental Laws, including, without limitation, the emission of wastewater effluent, solid and hazardous waste and air emissions together with any other applicable Environmental Laws for conducting, on a timely basis, periodic tests and monitoring for contamination of ground water, surface water, air and land and for biological toxicity of the aforesaid, and all applicable regulations of the Environmental Protection Agency or other relevant federal, state or local governmental authority, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. The Company agrees to indemnify and hold you, your officers, agents and employees (each an "INDEMNIFIED PERSON") harmless from any loss, liability, claim or expense that you may incur or suffer as a result of a breach by the Company or any Subsidiary, as the case may be, of this covenant other than as a result of the gross negligence or wilful misconduct of such Indemnified Person. The Company shall not be deemed to have breached or violated this paragraph 5G if the Company or any Subsidiary is challenging in good faith by appropriate proceedings diligently pursued the application or enforcement of such Environmental Laws for which adequate reserves have been established in accordance with generally accepted accounting principles.

     5H. NO INTEGRATION. The Company covenants that it has taken and will take all necessary action so that the issuance of the Notes does not and will not require registration under the Securities Act. The Company covenants that no future offer and sale of debt securities of the Company of any class will be made if there is a reasonable possibility that such offer and sale would, under the doctrine of "integration", subject the issuance of the Notes to you to the registration requirements of the Securities Act.

     6. NEGATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note or other amount due hereunder is outstanding and unpaid, the Company covenants as follows:

     6A.  FINANCIAL COVENANTS.

          (i) CONSOLIDATED FUNDED DEBT TO LEVERAGE RATIO. The Company shall not permit the ratio of Consolidated Funded Debt to Total Capital to exceed
     0.50 to 1.0, calculated on a quarterly basis.

          (ii) SENIOR DEBT. The Company shall not permit Consolidated Senior Funded Debt to exceed an amount equal to 40% of Total Capital, calculated on a quarterly basis.

          (iii) FIXED CHARGE COVERAGE RATIO. The Company shall not permit the ratio of (a) EBIT plus Consolidated Lease Expense to (b) Consolidated

     Interest Expense plus Consolidated Lease Expense to be less than 1.50 to 1.0, calculated quarterly for the fiscal quarter then ending and the preceding seven fiscal quarters.


          (iv) CURRENT RATIO. The Company shall not permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 1.25 to 1.0, calculated on a quarterly basis.

     In the event that the Company acquires or otherwise obtains the remaining outstanding common stock of Golden Poultry, the financial covenants set forth in this paragraph 6A will be calculated beginning on the last day of the first fiscal quarter following such purchase, on a consolidated basis in accordance with GAAP.

     6B. LIMITATION ON RESTRICTED PAYMENTS. The Company covenants that it will not (i) pay or declare any dividend or make any other distribution on or on account of any class of its stock or other equity or make cash distributions of equity (including cash patronage refunds), or (ii) make interest payments on equity, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its stock or other equity, or (iii) redeem, purchase or otherwise acquire, directly or indirectly, any Subordinated Debt, including, but not limited to, its Subordinated Capital Certificates of Interest, Subordinated Loan Certificates and Cumulative Preferred Certificates of Interest (except required redemptions as provided in the indentures pursuant to which such Subordinated Debt was issued), or make any loans, advances or investments in Golden Poultry or permitted under clause (xvii) of paragraph 6D of this Agreement or permit any Restricted Subsidiary to do any of the above (all of the foregoing being herein called "RESTRICTED PAYMENTS") except out of Consolidated Net Earnings Available for Restricted Payments; provided that the Company shall not make any Restricted Payments upon the occurrence and during the continuance of a Default or Event of Default. So long as there is no Default or Event of Default occurring or continuing, there shall not be included in the definition of Restricted
Payments:  (x) dividends paid, or distributions made, in stock of the Company or
(y) exchanges of stock of one or more classes of the Company, except to the extent that cash or other value is involved in such exchange. The term "equity" as used in this paragraph 6B shall include the Company's common stock, preferred stock, if any, other equity certificates, and notified equity accounts of patrons.

     6C. LIENS. The Company covenants that it will not, nor will it permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien upon any of its property or assets whether now owned or hereafter acquired, except:

          (i) Liens existing prior to the date of this Agreement, as set forth on Schedule 6C attached hereto;

          (ii) Liens for taxes not yet due, and Liens for taxes or Liens imposed by ERISA which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

          (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

          (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (v) Any Liens that constitute margin accounts set-off arrangements made in connection with bona fide hedging transactions, as defined in accordance with GAAP, in commodity futures entered into the ordinary course of business and not for speculative purposes; and

          (vi) Liens securing purchase money debt, provided the aggregate of such debt so secured does not exceed fifteen percent (15%) of Consolidated Net Worth.

     6D. RESTRICTIONS ON LOANS, ADVANCES, INVESTMENTS AND CONTINGENT LIABILITIES. The Company covenants that it will not, nor will it permit any Restricted Subsidiary to, make or permit to remain outstanding any loan or advance to, or extend credit other than credit extended in the normal course of business to any Person which is not an Affiliate of the Company, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except that the Company or any Subsidiary may:

          (i) make or permit to remain outstanding loans, advances, indemnities, or Guarantees to any Subsidiary;

          (ii) acquire and own stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary;

          (iii) own, purchase or acquire prime commercial paper and certificates of deposit in United States commercial banks (whose long-term debt is rated "A" or better by Moody's Investors Service or Standard and Poor's Corporation), in each case due within one year from the date of purchase and payable in the United States in Dollars;

          (iv) own, purchase and acquire obligations of the United States Government or any agency thereof;

          (v) own, purchase and acquire obligations guaranteed by the United States Government;

          (vi) own, purchase and acquire repurchase agreements of United States commercial banks (whose long-term debt is rated "A" or better by Moody's Investors Service or Standard and Poor's Corporation) for terms of less than one year in respect of the foregoing certificates and obligations;

          (vii) own, purchase and acquire tax-exempt securities maturing within one year from the date of purchase and rated "A" or better by Moody's Investors Service or Standard and Poor's Corporation;

          (viii) own, purchase and acquire adjustable rate preferred stocks rated "A" or better by Moody's Investors Service or Standard and Poor's Corporation;

          (ix) endorse negotiable instruments for collection in the ordinary course of business;

          (x) make or permit to remain outstanding travel and other like advances to officers and employees in the ordinary course of business;

          (xi) make or permit to remain outstanding investments as a general partner in Golden Peanut in amount not to exceed $27,500,000;

          (xii) make or permit to remain outstanding equity investments in Golden Poultry in an amount not to exceed $24,900,000;

          (xiii) make or permit to remain outstanding equity investments in an amount not to exceed $26,950,000 in and to Carolina Golden and/or AgriGolden;

          (xiv) make or permit to remain outstanding loans made by GK Finance to parties other than the Company or a Subsidiary in an amount not to exceed $25,000,000 at any one time;

          (xv) make or permit to remain outstanding investments in the Archer-Daniels Midland Company existing on the date hereof plus increases due to normal dividend reinvestment plans, stock splits, stock dividends or similar arrangements;

          (xvi)   make or permit to remain outstanding investments described on
     Schedule 6D attached hereto;

          (xvii) make additional loans or advances to, or guarantee, endorse or otherwise be or become contingently liable in connection with the obligations, stock, or dividends of, or own, purchase or acquire stock, obligations or securities of, any other Person, provided that the aggregate principal amount of such additional loans and advances, plus the aggregate amount of such additional contingent liabilities plus the aggregate amount of the additional investment (at original cost) in such stock, obligations and securities be limited to amounts available out of Consolidated Net Earnings Available for Restricted Payments, and further provided that no Subsidiary shall make any loans or advances to, or acquire any stock, obligations or securities of, the Company, except as provided in clause
     (xiv) above;

          (xviii) make or permit to remain outstanding investments in GC Properties; and

          (xix) Guarantee or otherwise be or become liable for obligations of Young Pecan not to exceed an aggregate amount of $65,000,000.

     6E. SALE OF STOCK AND DEBT OF SUBSIDIARIES.   The Company covenants that
it will not, nor will it permit any Restricted Subsidiary to, sell or otherwise dispose of, or part with control of, any shares of stock or Indebtedness of any Restricted Subsidiary, except to the Company or another Restricted Subsidiary, and except that all shares of stock and Indebtedness of any Restricted Subsidiary at the time owned by or owed to the Company and all Restricted Subsidiaries may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Board of Directors of the Company) at the time of sale of the shares of stock and Indebtedness so sold, provided that the assets of such Restricted Subsidiary do not constitute a substantial part of the consolidated assets of the Company and all Restricted Subsidiaries and that the earnings of such Restricted Subsidiary shall not have constituted a substantial part of Consolidated Net Earnings for any of the three fiscal years then most recently ended, and further provided that, at the time of such sale, such Restricted Subsidiary shall not own, directly or indirectly, any shares of stock or Indebtedness of any other Subsidiary (unless all of the shares of stock and Indebtedness of such other Subsidiary owned, directly or indirectly, by the Company and all Subsidiaries are simultaneously being sold as permitted by this paragraph 6E).

     As used in paragraphs 6E, 6F and 7A(xii), a "substantial part of" the consolidated assets of the Company and all Subsidiaries shall mean assets which, as a whole, (x) constitute more than 10% of Consolidated Total Assets or (y) contributed more than 15% of Consolidated Net Earnings for any one or more of the three prior fiscal years of the Company.

     6F. MERGER AND SALE OF ASSETS. The Company covenants that it will not, nor will it permit any Restricted Subsidiary to, enter into any transaction of merger, consolidation, pooling of interests, joint venture, syndicate or other combination with any other Person except for Golden Peanut and Young Pecan or sell, lease, transfer, contribute as capital, or otherwise dispose of all or a substantial part of the consolidated assets of the Company and all Subsidiaries or assets which shall have contributed a substantial part of Consolidated Net Earnings for any of the three fiscal years then most recently ended, in any single transaction or series of related transactions, to any Person, except that:

          (i) any Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more other Restricted Subsidiaries;

          (ii) any Subsidiary may sell, lease or otherwise dispose of any of its assets to the Company or another Restricted Subsidiary;

          (iii) the Company or any Restricted Subsidiary may enter into any transaction of pooling of interests, joint venture, syndicate or other combination with any other Person so long as the aggregate investment of the Company and/or its Restricted Subsidiaries does not exceed $5,000,000; and

          (iv) any Subsidiary may sell or otherwise dispose of all or substantially all of its assets subject to the conditions specified in paragraph 6E with respect to a sale of the stock of such Subsidiary.

     6G. SALE AND LEASE-BACK. The Company covenants that it will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement, with any Person or under which such other Person is a party, providing for the leasing by the Company or any Restricted Subsidiary of real or personal property, used by the Company or any Restricted Subsidiary in the operations of the Company or any Restricted Subsidiary, which has been or is sold or transferred by the Company or any Restricted Subsidiary to any other Person to whom funds have been or are to be advanced by such other Person on the security of such rental obligations of the Company or such Restricted Subsidiary except to the extent that the total amount of such arrangements involve, at any one time, assets or property which constitute an amount equal to or less than ten percent (10%) of Consolidated Total Assets.

     6H. SALE OR DISCOUNT OF RECEIVABLES. The Company covenants that it will not, nor will it permit any Restricted Subsidiary to, sell with recourse or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable except for the sale of accounts receivable which sales shall not exceed $35,000,000 at any one time outstanding.

     6I. COMMODITY CONTRACTS. The Company covenants that it will not, nor will it permit any Subsidiary to, purchase or sell commodity futures contracts except in bona fide hedging transactions in commodities that represent production inputs or products to be marketed, or in commodities needed in operations to meet manufacturing or market demands.

     6J. ISSUANCE OF STOCK BY RESTRICTED SUBSIDIARIES. The Company covenants that it will not permit any Restricted Subsidiary (either directly or indirectly by the issuance of rights or options for, or securities convertible into, such shares) to issue, sell or dispose of any shares of its stock of any class (other than directors' qualifying shares, if any) except to the Company or another Subsidiary.

      7.  EVENTS OF DEFAULT.

      7A. ACCELERATION. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

          (i) the Company defaults in the payment of any principal of, or Yield-Maintenance Amount payable with respect to, any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

          (ii) the Company defaults in the payment of any interest on any Note for more than 10 days after the date due; or

          (iii) the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity; or

          (iv) any representation or warranty made by the Company herein or by the Company or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

          (v) the Company fails to perform or observe any agreement contained in paragraph 6; or

          (vi) the Company fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 20 days after any Responsible Officer obtains actual knowledge thereof; or

          (vii) the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

          (viii) any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "BANKRUPTCY LAW"), of any jurisdiction; or

          (ix) the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or

          (x) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

          (xi) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days: or

          (xii) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

          (xiii) one or more final judgments in an aggregate amount in excess of $1,000,000 is rendered against the Company or any Subsidiary and, within 60 days after entry thereof, any such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

          (xiv) the Company or any ERISA Affiliate, in its capacity as an employer under a Multiemployer Plan, makes a complete or partial withdrawal from such Multiemployer Plan resulting in the incurrence by such withdrawing employer of a withdrawal liability in an amount exceeding $1,000,000;

then:

          (a)    if such event is an Event of Default specified in clause (i) or
     (ii) of this paragraph 7A, any holder of any Note may at its option during the continuance of such Event of Default, by notice in writing to the Company, terminate the Facility and/or declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company,

          (b)    if such event is an Event of Default specified in clause
     (viii), (ix) or (x) of this paragraph 7A with respect to the Company, the Facility shall automatically terminate and all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and

          (c) with respect to any event constituting an Event of Default, the Required Holder(s) of the Notes of any Series may at its or their option during the continuance of such Event of Default, by notice in writing to the Company, terminate the Facility and declare all of the Notes of such Series to be, and all of the Notes of such Series shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note of such Series, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company.

     7B. RESCISSION OF ACCELERATION. At any time after any or all of the Notes of any Series shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) of the Notes of such Series may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes of such Series, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes of such Series which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes of such Series, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

     7C. NOTICE OF ACCELERATION OR RESCISSION. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.

     7D. OTHER REMEDIES. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

     8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows:

     8A. ORGANIZATION AND QUALIFICATION. The company is an agricultural membership cooperative duly incorporated and existing in good standing under the Cooperating Marketing Act of the State of Georgia, each Subsidiary is duly incorporated and existing in good standing under the law of the jurisdiction in which it is incorporated, the Company and each Subsidiary has the corporate power to own its respective property and to carry on its respective business as now being conducted, and the Company and each Subsidiary is duly qualified as a foreign corporation to do business and in good standing in every jurisdiction in which the nature of the respective business conducted by property owned by it legally requires such qualification except to the extent failure to so qualify does not result in a Material Adverse Effect.

     8B. FINANCIAL STATEMENTS. The Company has furnished you with the following financial statements, identified by a principal financial officer of the Company: consolidated balance sheets of the Company and its Subsidiaries as at June 30, in the years of 1991 through 1996, and consolidated statements of income and statements of changes in financial position of the Company and its Subsidiaries for such years, all certified by KPMB Peat Marwick. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income and statements of changes in financial position fairly present the results of the operations of the Company and its Subsidiaries for the periods indicated. There has been no material change in the business, condition or operations (financial or otherwise) of the Company and its Subsidiaries taken as a whole since June 30, 1996.

     8C. ACTIONS PENDING. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which might result in any material adverse change in the business, condition or operations of the Company and its Subsidiaries as a whole.

     8D. OUTSTANDING DEBT. Neither the Company nor any of its Restricted Subsidiaries has outstanding any Debt, on a consolidated basis except as permitted by paragraph 6A. There exists no default under the provisions of any instrument evidencing such Debt or of any agreement relating thereto.

     8E. TITLE TO PROPERTIES. The Company has and each of its Restricted Subsidiaries has good and marketable title to its respective real properties (other than properties which it leases) and good title to all of its other properties or assets, including the properties and assets reflected in the balance sheet as at June 30, 1996 hereinabove described (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6C. The Company and its Restricted Subsidiaries enjoy peaceful and undisturbed possession under all leases necessary in any material respect for the operation of their respective properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of such properties or assets. All such leases are valid and subsisting and are in full force and effect.

     8F. TAXES. The Company has and each of its Subsidiaries has filed all Federal, State and other income tax returns, which, to the best knowledge of the officers of the Company, are required to be filed, and each has paid all taxes as shown on said returns and on all assessments received by it to the extent that such taxes have become due or except such as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles. Federal, State and other income tax returns of the Company and its Subsidiaries have been examined and reported on by the taxing authorities or closed by applicable statutes and satisfied for all fiscal years prior to and including the fiscal year ended on June 30, 1986.

     8G. CONFLICTING AGREEMENTS OR OTHER MATTERS. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, or financial condition. Neither the execution nor delivery of this Agreement nor of the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company of the type to be evidenced by the Notes except as set forth in the agreements listed in Schedule 8G attached hereto.

     8H. OFFERING OF NOTES. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than you, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act of 1933, as amended, or to the provisions of any securities or Blue Sky law of any applicable jurisdiction. The Company hereby represents and warrants to you that, within the preceding twelve months, neither the Company nor any Person acting on behalf of the Company has offered or sold to any Person, any Notes, or any securities of the same or similar class as the Notes, or any other substantially similar securities of the Company.

     8I. USE OF PROCEEDS/REGULATION G, ETC. The proceeds of the Series A Notes will be used for general working capital purposes. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation G, T, U or X or (to our best knowledge) any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Securities Exchange Act of 1934, as amended, in each case as in effect now or as the same may hereafter be in effect.

     8J. ERISA. No accumulated funding deficiency (as defined in section 302, of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the Pension Benefit Guaranty Corporation has been or is expected by the Company to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company or any of its Subsidiaries which is or would be materially adverse to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA which respect to any Multiemployer Plan which is or would be materially adverse to the Company and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issue and sale of the Notes will not involve any prohibited transaction within the meaning of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Code or a violation of Section 406 or Section 407 of ERISA. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of your representation in paragraph 9 as to the source of the funds to be used to pay the purchase price of the Notes to be purchased by you.

      8K. FOREIGN ASSETS CONTROL REGULATIONS. Neither the borrowing by the Company hereunder nor its use of the proceeds thereof will violate the Foreign Assets Control Regulations, the Cuban Assets Control Regulations or the Iranian Assets Control Regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V).

      8L. GOVERNMENTAL CONSENT. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offer, issue, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offer, issue, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.

      8M. POSSESSION OF FRANCHISES, LICENSES, ETC. The Company and its Subsidiaries possess all franchise, certificates, licenses, permits, and other authorizations from governmental political subdivisions or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of their respective properties and assets and neither the Company nor any Subsidiary is in violation of any thereof in any material respect.

      8N. POLLUTION AND OTHER REGULATIONS. The Company and each Subsidiary has obtained all permits, licenses and other authorizations which are required under, and is in material compliance with, Federal, State and local laws and regulations relating to pollution, reclamation, or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases or pollutants, contaminants, or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes. The Company and each Subsidiary is in material compliance with all laws and regulations relating to equal employment opportunity and employee health and safety, and health and sanitary codes, in all jurisdictions in which the Company and each Subsidiary is presently doing business. The Company will and will cause each Subsidiary to be in material compliance with all laws and regulations which may be legally imposed in the future in jurisdictions in which the Company and any Subsidiary may then be doing business.

      8O. DISCLOSURE. Neither this Agreement nor any other document, certificate or statement furnished to you by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the business, property or assets, or financial condition of the Company or any of its Subsidiaries which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to you by or on behalf of the Company contemplated hereby.

      8P. HOSTILE TENDER OFFERS. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

      9.  REPRESENTATIONS OF THE PURCHASERS.

      Each Purchaser represents as follows:

      9A. NATURE OF PURCHASE. Such Purchaser is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser's property shall at all times be and remain within its control.

      9B. SOURCE OF FUNDS. You represent that at least one of the following statements is an accurate representation as to each source of funds (a "SOURCE") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

          (i) the Source constitutes assets allocated to your "insurance company general account" (as such term is defined under Section V of the United States Department of Labor's Prohibited Transaction Exemption ("PTE") 95-
      60), and as of the date of the purchase of the Notes, you satisfy all of the applicable requirements for relief under Sections I and IV of PTE 95-60; or

          (ii) if you are an insurance company, the Source does not include assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest, other than a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

          (iii) the Source is either (a) an insurance company pooled separate account, within the meaning PTE 90-1 (issued January 29, 1990), or (b) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

          (iv) the Source constitutes asset of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to clause (iii); or

          (v)    the Source is a governmental plan; or

          (vi) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vi); or

          (vii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms "EMPLOYEE BENEFIT PLAN", "GOVERNMENTAL PLAN", "PARTY IN INTEREST" and "SEPARATE ACCOUNT" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

      10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

      10A. YIELD-MAINTENANCE TERMS.

      "CALLED PRINCIPAL" shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4C or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

      "DESIGNATED SPREAD" shall mean .50% of 1% in the case of each Series A Notes and 0% in the case of each Note of any other Series unless the Confirmation of Acceptance with respect to the Notes of such Series specifies a different Designated Spread in which case it shall mean, with respect to each Note of such Series, the Designated Spread so specified.

      "DISCOUNTED VALUE" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

      "REINVESTMENT YIELD" shall mean, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678"on the Telerate Service (or such other display as may replace page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable,
(ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (c) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (d) interpolating linearly between yields reported for various maturities.

      "REMAINING AVERAGE LIFE" shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

      "REMAINING SCHEDULED PAYMENTS" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

      "SETTLEMENT DATE" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4A or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

     "YIELD-MAINTENANCE AMOUNT" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

      10B.     OTHER TERMS.

      "ACCEPTANCE" shall have the meaning specified in paragraph 2B(5).

      "ACCEPTANCE DAY" shall have the meaning specified in paragraph 2B(5).

      "ACCEPTANCE WINDOW" shall have the meaning specified in paragraph 2B(5).

      "ACCEPTED NOTE" shall have the meaning specified in paragraph 2B(5).

      "AFFILIATE" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

      "AGREEMENT" shall mean this Note Agreement, together with all Exhibits and Schedules hereto, as from time to time amended and supplemented.

      "AGRIGOLDEN" shall mean AgriGolden, Inc., a corporation formed under the laws of the State of Georgia.

      "AUTHORIZED OFFICER" shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, its Treasurer, any vice president of the Company designated as an "Authorized Officer" of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an "Authorized Officer" of the Company for the purpose of this Agreement in an Officer's Certificate executed by the Company's chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its "Authorized Officer" in the Information Schedule or any officer of Prudential designated as its "Authorized Officer" for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

      "AVAILABLE FACILITY AMOUNT" shall have the meaning specified in paragraph 2B(1).

      "BANKRUPTCY LAW" shall have the meaning specified in clause (viii) of paragraph 7A.

      "BUSINESS DAY" shall mean any day other than (i) a Saturday or a Sunday,
(ii) a day on which commercial banks in New York City are required or authorized to be closed and (iii) for purposes of paragraph 2B(3) hereof only, a day on which The Prudential Insurance Company of America is not open for business.

      "CANCELLATION DATE" shall have the meaning specified in paragraph
2B(8)(iv).

      "CANCELLATION FEE" shall have the meaning specified in paragraph
2B(8)(iv).

      "CAPITALIZED LEASE OBLIGATION" shall mean any rental obligation which, under generally accepted accounting principles, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expenses) in accordance with such principles.

      "CAROLINA GOLDEN" shall mean Carolina Golden Products Company, a general partnership formed under the laws of the State of Georgia, with AgriGolden and Golden Poultry acting as general partners.

      "CLOSING DAY" shall mean, with respect to the Series A Notes, the Series A Closing Day and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Request for Purchase of such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the "CLOSING DAY" for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2B(7), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to "original Closing Day" in paragraph 2B(8)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

      "CODE" shall mean the Internal Revenue Code of 1986, as amended.

      "CONFIRMATION OF ACCEPTANCE" shall have the meaning specified in paragraph 2B(5).

      "CONSOLIDATED CURRENT ASSETS" shall mean the current assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

      "CONSOLIDATED CURRENT LIABILITIES" shall mean the current liabilities of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

      "CONSOLIDATED FUNDED DEBT" shall mean (a) Funded Debt of the Company and its Restricted Subsidiaries, plus (b) (i) 50% of the Funded Debt of Golden Peanut if Archer-Daniels-Midland Company is a general partner of Golden Peanut or (ii) 100% of the Funded Debt of Golden Peanut in all other cases, plus (c) 100% of the Funded Debt of Young Pecan, plus (d) the Funded Debt of any other Person which (i) has been guaranteed by the Company or any Restricted Subsidiary or (ii) is supported by a letter of credit issued for the account of the Company or any Restricted Subsidiary, all consolidated in accordance with GAAP.

      "CONSOLIDATED INTEREST EXPENSE" shall mean, for any period, total interest expense for such period of the Company and its Restricted Subsidiaries (including without limitation, interest expense attributable to Capital Leases in accordance with GAAP, all commissions, discounts and other fees and charges owed with respect to bankers acceptance financing, and total interest expense (whether shown as interest expense or as loss and expenses on sale of receivables) under a receivables purchase facility) determined on a consolidated basis in accordance with GAAP.

      "CONSOLIDATED LEASE EXPENSE" shall mean, for any period, the total rental obligations under operating leases for such period of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

      "CONSOLIDATED NET EARNINGS" shall mean consolidated gross revenues of the Company and its Restricted Subsidiaries before extraordinary items (but after giving effect to the credit resulting from any tax loss carry forwards) less all operating and non-operating expenses of the Company and its Restricted Subsidiaries including all charges of a proper character (including current and deferred taxes on income and current additions to reserves but excluding equity losses of Golden Peanut and Young Pecan, if any), but not including in gross revenues any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), any gains resulting from the write-up of assets, any equity of the Company or any Restricted Subsidiary in the unremitted earnings of any corporation which is not a Subsidiary or any earnings of any Person acquired by the Company or any Restricted Subsidiary through purchase, merger or consolidation or otherwise for any year prior to the year of acquisition, or any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of investment in such Subsidiary; all determined in accordance with GAAP.

     "CONSOLIDATED NET EARNINGS AVAILABLE FOR RESTRICTED PAYMENTS" shall mean an amount equal to the sum of (a) $30,000,000 plus (b) 50% of Consolidated Net Earnings (less 100% of cumulative net losses) for the period (taken as one accounting period) commencing on July 1, 1996 and terminating at the end of the last fiscal quarter preceding the date of any proposed Restricted Payment.

     "CONSOLIDATED NET WORTH" shall mean the net worth of the Company and its Restricted Subsidiaries, consolidated in accordance with GAAP.

     "CONSOLIDATED SENIOR FUNDED DEBT" shall mean all Consolidated Funded Debt less Subordinated Debt.

     "CONSOLIDATED TOTAL ASSETS" shall mean all assets of the Company and its Restricted Subsidiaries, consolidated in accordance with GAAP.

     "CROP INDEBTEDNESS" shall mean any Debt incurred by the Company, any Restricted Subsidiary, Golden Peanut, Young Pecan or any other Person (if the Company or any Restricted Subsidiary is liable, directly or contingently, for the Debt of such Person), for the sole purpose of buying crops for resale (other than as an ingredient), as reasonably identified in good faith by the Company and so certified to the Agent.

     "CROP YEAR" shall mean the twelve month period beginning July 1 for those crops harvested in that period.

     "CUMULATIVE PREFERRED CERTIFICATES OF INTEREST" shall mean those debt instruments issued by the Company to the public prior to 1977, and which have no maturity dates.

     "CURRENT DEBT" shall mean any indebtedness for money borrowed (including Crop Indebtedness, subordinated loan certificates, bankers acceptances, commodity discount loans, and notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, but excluding the current portion of Funded Debt) payable on demand or within a period of one year from the date of the creation thereof; provided that any obligation (other than Crop Indebtedness which is not Long-term Crop Indebtedness) shall be treated as Funded Debt, regardless of its term, if such obligation is renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of creation of such obligation, or may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or of any such agreement. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the company or any Subsidiary shall be deemed to be Funded Debt or Current Debt, as the case may be, of the Company or such Subsidiary even though such obligation shall not be assumed by the Company or such Subsidiary.

     "DEBT" shall mean Funded Debt and Current Debt, as the case may be.

     "EBIT" shall mean, for any period, an amount equal to (a) the sum for such period of Consolidated Net Earnings plus, to the extent subtracted in determining such Consolidated Net Earnings, provisions for taxes based on income and Consolidated Interest Expense, minus (b) any items of gain or plus any items of loss, which were included in determining such Consolidated Net Earnings and were (1) not realized in the ordinary course of business or (2) the result of any sale of assets.

     "ENVIRONMENTAL LAWS" shall mean all federal, state, local and foreign statutes and codes or regulations, rules or ordinances issued, promulgated, or approved thereunder, now or hereafter in effect (including, without limitation, those with respect to asbestos or asbestos containing material or exposure to asbestos or asbestos containing material), relating to pollution or protection of the environment and relating to public health and safety, relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial toxic or hazardous constituents, substances or wastes, including, without limitation, any Hazardous Substances, petroleum, including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Substances, petroleum, including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law, and (iii) underground storage tanks and related piping, and emissions, discharges and releases or threatened releases therefrom, such Environmental Laws to include, without limitation, (i) the Clean Air Act (42 U.S.C. (S) 7401 et seq.), (ii) the Clean Water Act (33 U.S.C. (S) 1251 et seq.), (iii) the Resource

Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), (iv) the
Toxic Substances Control Act (15 U.S.C. (S) 2601 et seq.), and (v) the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C. (S) 9601 et seq.).

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

     "EVENT OF DEFAULT" shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "DEFAULT" shall mean any of such events, whether or not any such requirement has been satisfied.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "FACILITY" shall have the meaning specified in paragraph 2B(1).

     "FACILITY FEE" shall have the meaning specified in paragraph 2B(8)(i).

     "FUNDED DEBT" shall mean, as to any Person, and include without duplication:

          (a) all Indebtedness for money borrowed, including, without limitation, purchase money mortgages, leases capitalized in accordance with Financial Accounting Standards Board Statement No. 13, outstandings under asset securitization programs, conditional sales contracts and similar title retention debt instruments (including any current maturities of such indebtedness) payable more than one year from the date of calculation thereof or which is renewable under any revolving or similar agreement, which under GAAP is shown on the balance sheet as a liability (but excluding reserves for deferred income taxes and other reserves to the extent such reserves do not constitute an obligation); and

          (b) Guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations, stock or dividends of any other Person; and

          (c) obligations under any other contract in connection with any borrowing which, in effect, is substantially equivalent to a guarantee (other than obligations of Young Pecan and Golden Peanut which do not constitute Long-term Crop Indebtedness); and

          (d) obligations with respect to any redeemable preferred stock which is required or scheduled to be redeemed within one year from the date of calculation; and

          (e) obligations outstanding under the 364-Day Loans, to the extent that such obligations exceed eighty percent (80%) of the Company's inventory balance as of the date of such calculation; and

          (f)  Long-term Crop Indebtedness.

Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company or any Subsidiary shall be deemed to be Funded Debt or Current Debt, as the case may be, of the Company or such Subsidiary even though such obligation shall not be assumed by the Company or such Subsidiary.

     "ENVIRONMENTAL JUDGMENTS AND ORDERS" shall mean all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, degree or order.

     "ENVIRONMENTAL LIABILITIES" shall mean any liabilities, whether accrued or contingent, arising from or relating in any way to any Environmental Requirements.

     "ENVIRONMENTAL NOTICES" shall mean any written communication from any Environmental Authority stating possible or alleged noncompliance with or possible or alleged liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority for correction of any purported violation of any Environmental Requirements or any investigation concerning any purported violation of any Environmental Requirements. Environmental Notices also shall mean (i) any written communication from any other Person threatening litigation or administrative proceedings against or involving the

Company relating to alleged violation of any Environmental Requirements and (ii) any complaint, petition or similar documents filed by any other Person commencing litigation or administrative proceedings against or involving the Company relating to alleged violation of any Environmental Requirements.

     "ENVIRONMENTAL PROCEEDINGS" shall mean any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

     "ENVIRONMENTAL RELEASES" shall mean releases (as defined in CERCLA or under any applicable state or local environmental law or regulation) of Hazardous Materials. Environmental Releases does not include releases for which no remediation or reporting is required by applicable Environmental Requirements and which do not present a danger to health, safety or the environment.

     "ENVIRONMENTAL REQUIREMENTS" shall mean any applicable local, state or federal law, rule, regulation, permit, order, decision, determination or requirement relating in any way to Hazardous Materials or to health, safety or the environment.

     "GAAP" shall mean generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 issued by the Auditing Standards Board of the American Institute of Certified Public Accountants as well as statements and pronouncements of the Financial Accounting Standards Board that are applicable, in each case as such principles are supplemented and amended from time to time.

     "GC PROPERTIES" shall mean GC Properties, a general partnership formed under the laws of the State of Georgia, with the Company and Cotton States Insurance Companies acting as the general partners.

     "GK FINANCE" shall mean GK Finance Corporation, a corporation organized and existing under the laws of the State of Delaware, which is a wholly-owned Subsidiary of the Company.

     "GOLDEN PEANUT"shall mean Golden Peanut Company, a general partnership formed under the laws of the State of Georgia with the Company, Alimenta (USA), Inc., a Florida corporation, and Archer-Daniels-Midland Company, a Delaware corporation, acting as general partners.

     "GOLDEN POULTRY" shall mean Golden Poultry Company, Inc., a corporation organized and existing under the laws of the State of Georgia, which is a Subsidiary of the Company.

     "GUARANTEE" shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or service, regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.

     "HAZARDOUS SUBSTANCES" shall have the meaning assigned to that term in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986.

     "HEDGE TREASURY NOTE(S)" shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

     "HEDGING CONTRACTS" shall mean any forward contracts, futures contracts, foreign exchange contracts, currency swap agreements, interest rate exchange agreements, interest rate cap agreements, interest rate collar agreements, and other similar agreements and arrangements entered into by any Person designed to protect against fluctuations in either foreign exchange rates or interest rates.

     "HOSTILE TENDER OFFER" shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation (other than Golden Poultry) or equity interests in any other entity (other than Golden Poultry), or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

     "INCLUDING" shall mean, unless the context clearly requires otherwise, "including without limitation".

     "INDEBTEDNESS" of any Person shall mean, without duplication (i) all obligations of such Person which in accordance with GAAP would be shown on the balance sheet of such Person as a liability (including, without limitation, obligations for borrowed money and for the deferred purchase price of property or services, and obligations evidenced by bonds, debentures, notes or other similar instruments); (ii) all rental obligations under leases required to be capitalized under GAAP; (iii) all Guaranties of such Person (including contingent reimbursement obligations under undrawn letters of credit); (iv) Indebtedness of others secured by any Lien upon property owned by such Person, whether or not assumed; and (v) obligations or other liabilities under Hedging Contracts, or similar agreements or combinations thereof which are disclosed as liabilities on the balance sheet of such Person in accordance with GAAP.

     "ISSUANCE PERIOD" shall have the meaning specified in paragraph 2B(2).

     "LIEN" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation, including any rights of setoff (whether by statute, common law, contract or otherwise).

     "LONG-TERM CROP INDEBTEDNESS" shall mean (a) whenever the Old Crop Inventory Percentage is greater than 5% at the end of any calendar quarter, the Modified Old Crop Inventory Percentage multiplied by the amount of Crop Indebtedness, or (b) whenever the Old Crop Inventory Percentage is less than 5%, zero.

     "MATERIAL ADVERSE EFFECT" shall mean any material adverse change in (i) the business, results of operations, financial condition, assets or prospects of the Company and the Subsidiaries, taken as a whole, or (ii) the ability of Company or the Subsidiaries to perform their obligations under this Agreement.

     "MODIFIED OLD CROP INVENTORY PERCENTAGE" shall mean for any particular Crop Year the value of either the peanut or pecan crop, as applicable, remaining in the inventory of the Company, any Restricted Subsidiary, Golden Peanut or Young Pecan at the end of the Peanut Sale Cycle or the Pecan Sale Cycle for that particular Crop Year divided by the total inventory value for either peanuts or pecans, expressed as a percentage.

     "MULTIEMPLOYER PLAN" shall mean any Plan which is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA.

     "NOTES" shall have the meaning specified in paragraph 1B.

     "OFFICER'S CERTIFICATE" shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

     "OLD CROP INVENTORY PERCENTAGE" shall mean for any particular Crop Year the value of either the peanut or pecan crop, as applicable, remaining in the inventory of the Company, any Restricted Subsidiary, Golden Peanut or Young Pecan at the end of the Peanut Sale Cycle or the Pecan Sale Cycle for that particular Crop Year divided by the total cost of procuring those crops, expressed as a percentage.

     "OTHER PRUDENTIAL AGREEMENTS" shall mean that certain (i) Note Agreement dated as of November 4, 1988 with respect to 9.90% Senior Notes due December 31, 1998 and (ii) Note Agreement dated as of June 3, 1991 with respect to 9.35% Senior Notes due June 28, 2001, as each such Agreement may be amended, modified or supplemented from time to time in accordance with its terms.

     "PATRON'S AND OTHER EQUITY" shall mean the total of all capital stock including cumulative certificates of interest, revolving fund certificates, patronage reserves, other equity and retained earnings of the Company as indicated in the Company's consolidated balance sheets.

     "PEANUT SALE CYCLE" shall mean the period of time from September 1 of any Crop Year to the last Business Day of January in the year which is two years after such Crop Year.

     "PECAN SALE CYCLE" shall mean the period of time from October 1 of any Crop Year to the last Business Day of January in the year which is two years after such Crop Year.

     "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability corporation or partnership, a trust, an unincorporated organization and a government or any department or agency thereof.

     "PLAN" shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.

     "PRUDENTIAL" shall mean The Prudential Insurance Company of America.

     "PRUDENTIAL AFFILIATE" shall mean any corporation or other entity all of the Voting Stock (or equivalent voting securities or interests) of which is owned by Prudential either directly or through Prudential Affiliates.

     "PURCHASERS" shall mean Prudential with respect to the Series A Notes and, with respect to any Accepted Notes, Prudential and/or the Prudential Affiliate(s), which are purchasing such Accepted Notes.

     "QPAM EXEMPTION" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

     "REQUEST FOR PURCHASE" shall have the meaning specified in paragraph 2B(3).

     "REQUIRED HOLDER(S)" shall mean the holder or holders of at least 66 2/3% of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding.

     "RESCHEDULED CLOSING DAY" shall have the meaning specified in paragraph 2B(7).

     "RESPONSIBLE OFFICER" shall mean the chief executive officer, chief operating officer, chief financial officer, treasurer or chief accounting officer of the Company, general counsel of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

     "RESTRICTED SUBSIDIARIES" shall mean all of the Company's Subsidiaries except Golden Poultry; provided, however, that if the Company acquires all of the remaining outstanding common stock of Golden Poultry, then Golden Poultry shall be deemed to be a Restricted Subsidiary.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     "SERIES" shall have the meaning specified in paragraph 1B.

     "SERIES A CLOSING DAY" shall have the meaning specified in paragraph 2A.

     "SERIES A NOTE(S)" shall have the meaning specified in paragraph 1A.

     "SHAREHOLDERS' EQUITY" shall mean, with respect to any Person as at any date of determination, shareholders' equity of such Person determined on a consolidated basis in conformity with GAAP.

     "SIGNIFICANT HOLDER" shall mean (i) Prudential, so long as Prudential or any Prudential Affiliate shall hold (or be committed under this Agreement to purchase) any Note, or (ii) any other holder of at least 5% of the aggregate principal amount of the Notes of any Series from time to time outstanding.

     "SUBORDINATED CAPITAL CERTIFICATES OF INTEREST" shall mean those debt instruments issued by the Company to the public under Trust Indentures with SunTrust Bank, Atlanta, Georgia, as Trustee, registered with the United States Securities and Exchange Commission and having maturities of greater than one year.

     "SUBORDINATED DEBT" shall mean all Indebtedness for money borrowed wherein the principal and premium, if any, and interest is subordinated and junior in right of payment to the prior payment in full of all other Indebtedness of the Company for money borrowed except other Subordinated Debt including, but not limited to, the Subordinated Capital Certificates of Interest, Subordinated Loan Certificates, Subordinated Large Denomination Loan Certificates, and Cumulative Preferred Capital Certificates of Interest, issued by the Company, an example of whose subordination provisions is annexed hereto as Schedule 10B-1.

     "SUBORDINATED LOAN CERTIFICATES" shall mean those debt instruments issued by the Company to the public under Trust Indentures with SunTrust Bank, Atlanta, Georgia, as Trustee, registered with the United Stated Securities and Exchange Commission and having maturities of one year or less.

     "SUBSIDIARY" shall mean any corporation, association or partnership organized under the laws of any State of the United States of America, Canada, or any Province

                                                                              49
of Canada, which conducts the major portion of its business in and makes the major portion of its sales to Persons located in the United States of America, Canada, and at least a majority of the Voting Stock of which shall, at the time as of which any determination is being made, be owned by the Company either directly or through Subsidiaries, including, without limitation, as of the date thereof, those Subsidiaries listed on Schedule 10B-2 hereto.

     "TOTAL CAPITAL" shall mean the sum of Funded Debt and Shareholders' Equity.

     "TRANSFEREE" shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

     "VOTING STOCK" shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "YOUNG PECAN" shall mean Young Pecan Company, a general partnership formed under the laws of the State of South Carolina with GK Pecans, Inc. and Y Pecans, Inc., a South Carolina corporation, as general partners.

      10C.     ACCOUNTING PRINCIPLES, TERMS AND DETERMINATIONS.  All references in this Agreement to "generally accepted accounting principles" shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited financial statements delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

      11.      MISCELLANEOUS.

      11A.     NOTE PAYMENTS.  The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City local time, on the date due) to
(i) the
account or accounts of such Purchaser specified in the Purchaser Schedule attached hereto in the case of any Series A Note, (ii) the account or accounts of such Purchaser specified in the Confirmation of Acceptance with respect to such Note in the case of any Shelf Note or (iii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A.

      11B.     EXPENSES.  The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including
(i) all document production and duplication charges and the fees and expenses of any special counsel engaged by the Purchasers or any Transferee in connection with this Agreement (other than with respect to the initial transfer to the Transferee), the transactions contemplated hereby and any subsequent proposed modification of, or proposed consent under, this Agreement, whether or not such proposed modification shall be effected or proposed consent granted, and (ii) the costs and expenses, including attorneys' fees, incurred by any Purchaser or any Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of any Purchaser's or any Transferee's having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case. The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

      11C.     CONSENT TO AMENDMENTS.  This Agreement may be amended, and the
Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes of each Series except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to

                                                                              51
change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

      11D.     FORM, REGISTRATION, TRANSFER AND EXCHANGE OF NOTES; LOST NOTES.
The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

      11E.     PERSONS DEEMED OWNERS; PARTICIPATIONS.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any
Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on, and any Yield-Maintenance Amount payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

      11F.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT. All
representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

      11G.     SUCCESSORS AND ASSIGNS.  All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

      11H.     INDEPENDENCE OF COVENANTS.  All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

      11I.     NOTICES.  All written communications provided for hereunder
(other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached hereto (in the case of the Series A Notes) or the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Shelf Notes) or at such other address as any such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company or, if any such holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at Gold Kist Inc., 244 Perimeter Center Parkway, Atlanta, Georgia 30346, Attention: Stephen O. West, Telecopier: 404-393-5421, provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

      11J.     PAYMENTS DUE ON NON-BUSINESS DAYS.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall not be included in the computation of the interest payable on such Business Day.

      11K.     SEVERABILITY.  Any provision of this Agreement which is
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      11L.     DESCRIPTIVE HEADINGS.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      11M.     SATISFACTION REQUIREMENT.  If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

      11N.     GOVERNING LAW.   This Agreement shall be construed and enforced
in accordance with, and the rights of the parties shall be governed by, the law of the State of New York. THE COMPANY HEREBY SUBMITS TO THE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO THE SOLE AND ABSOLUTE ELECTION OF THE REQUIRED HOLDER(S) AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE NOTES SHALL BE LITIGATED IN SUCH COURTS, AND THE COMPANY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURTS.

      11O.     SEVERALTY OF OBLIGATIONS.  The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

      11P.     COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

      11Q.     BINDING AGREEMENT.  When this Agreement is executed and delivered by the Company, Prudential, it shall become a binding agreement between the Company, and Prudential. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

      11R.     AMENDMENT OF OTHER AGREEMENTS.  Effective as of December 28,
1996, each of the Other Prudential Agreements are hereby amended pursuant to paragraph 11C thereof by substituting for paragraph 6 thereof, paragraph 6 of this Agreement. Defined terms and references employed in such substituted provisions shall be given the meaning and effect provided for in this Agreement.

                                         Very truly yours,

                                         GOLD KIST INC.



                                         By:_________________________
                                            Name:
                                            Title:

The foregoing Agreement is
hereby accepted as of the
date first above written.

THE PRUDENTIAL INSURANCE
 COMPANY OF AMERICA



By:__________________________
   Vice President